SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


                  CERTIFICATION AND NOTICE OF TERMINATION OF
                   REGISTRATION UNDER SECTION 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
                   SECTIONS 13 AND 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


                           Commission File No. 0-9247


                        AUTO-TROL TECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)



                          12500 NORTH WASHINGTON STREET
                             DENVER, COLORADO 80241
    (Address and Telephone Number of Registrant's Principal Executive Office)



                      CLASS A COMMON STOCK, $.02 PAR VALUE
            (Title of each class of securities covered by this Form)



                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


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      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     |X|

      Rule 12g-4(a)(1)(ii)    |_|

      Rule 12g-4(a)(2)(i)     |_|

      Rule 12g-4(a)(2)(ii)    |_|

      Rule 12h-3(b)(1)(i)     |X|

      Rule 12h-3(b)(1)(ii)    |_|

      Rule 12h-3(b)(2)(i)     |_|

      Rule 12h-3(b)(2)(ii)    |_|

      Rule 15d-6              |_|


Approximate number of holders of record as the certification or notice date:
Fourteen (14)

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, Auto-trol Technology Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    AUTO-TROL TECHNOLOGY CORPORATION



Date:  July 30, 2002
                                          By: /s/Howard B. Hillman
                                             --------------------------------
                                          Name:  Howard B. Hillman
                                          Title: President